Exhibit 10.30

SCHEDULE D-1

CHANGE ORDER

PROJECT NAME: Sabine Pass LNG Receiving, Storage and Regasification Terminal OWNER: Sabine Pass LNG, L.P. CONTRACTOR: Bechtel Corporation DATE OF AGREEMENT: December 18, 2004	CHANGE ORDER NUMBER: SP/BE-059 DATE OF CHANGE ORDER: October 17, 2008 Ready for Performance Testing

The Agreement between the Parties listed above is changed as follows:

The defined term for “Ready for Performance Testing” set forth in Article 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:

“Ready for Performance Testing” means that all of the following have occurred with respect to the Facility: (i) Cool Down has been completed for System 1, System 2, and System 3; (ii) all vaporizers have been operated individually; (iii) Contractor has completed all procurement, fabrication, assembly, erection, installation and pre-commissioning checks and tests of the Facility to ensure that the entire Work and each component thereof was sufficiently fabricated, assembled, erected and installed so as to be capable of being operated safely within the requirements contained in this Agreement; and (iv) all portions of the Facility have attained the state of completion necessary for commencement of the Sendout Rate Performance Test.

Adjustment to Contract Price

The original Contract Price was	$646,936,000
Net change by previously authorized Change Orders (#SP/BE-002 to 028, 031, 033 thru 035; 037 thru 058)	$182,442,446
The Contract Price prior to this Change Order was	$829,378,446
The Contract Price will be increased by this Change Order in the amount of	$0.00
The new Contract Price including this Change Order will be	$829,378,446

Adjustment to dates in Project Schedule

The following dates are modified:

The Target Bonus Date is July 18, 2008.

The Guaranteed Substantial Completion Date will be unchanged (December 20, 2008).

The Guaranteed Substantial Completion Date as of the date of this Change Order therefore is 1,355 days following NTP.

Adjustment to other Changed Criteria: No Change

Adjustment to Payment Schedule: No Change

Adjustment to Minimum Acceptance Criteria: As modified by this Change Order

Adjustment to Performance Guarantees: As modified by this Change Order

Adjustment to Design Basis: No Change.

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: As modified by this Change Order.

Change Order #59 Ready for Performance Testing	1 of 2

This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change as described in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change.

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Charif Souki	/s/ Patrick McCormack
* Charif Souki	Contractor
Chairman	Patrick McCormack
Name
Project Director
Title
November 11, 2008	31 Oct 08
Date of Signing	Date of Signing

/s/ Keith Teague
* Keith Teague
Senior Vice President

10 Nov 2008
Date of Signing

/s/ Ed Lehotsky
* Ed Lehotsky
Owner Representative

10 Nov 2008
Date of Signing

*	Required Owner signature – Mr. Teague may sign on behalf of Mr. Souki during Mr. Souki’s absence.

Change Order #59 Ready for Performance Testing	2 of 2